Exhibit 99.1

News Release 2700 Lone Oak Parkway Eagan MN 55121-1534 nwa.com 612-726-2331

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES’ EXECUTIVE, NEAL COHEN, TO LEAVE JUNE 16, 2008

EAGAN, Minn. - (May 13, 2008) —Northwest Airlines (NYSE: NWA) today announced that Neal Cohen, executive vice president - strategy, international and CEO regional airlines, will leave the Company effective June 16, 2008.

Cohen returned to Northwest in May 2005 as executive vice president and chief financial officer.  He played a vital role in leading the Company’s restructuring efforts and upon Northwest’s emergence from bankruptcy, in June 2007, Cohen was promoted to his current position.

Northwest Airlines’ President and Chief Executive Officer, Doug Steenland, said, “Neal made tremendous contributions during a critical time for Northwest Airlines.  His leadership throughout the restructuring process positioned the Company well during an extremely tumultuous period in the industry.  We’re grateful that Neal returned to the airline to help guide Northwest through the restructuring process and we wish him the very best in his future endeavors.”

Discussing his departure, Cohen said, “Over the past three years, we have worked collaboratively to reposition Northwest and secure its future for the long-term.  Having successfully completed the restructuring process, and with the impending merger with Delta, I’m excited about the opportunity to pursue business interests outside of the airline industry that I put on hold when I returned to Northwest.   I’m confident that the airline will continue to be an industry leader and am proud to have been a part of its success.”

Neal Cohen, 48, was executive vice president of finance and chief financial officer for US Airways from April 2002 to April 2004.  Prior to US Airways, Cohen served as chief financial officer for various service and financial organizations.  He spent nine years with Northwest, from 1991 to 2000, where he held a number of senior positions including senior vice president and treasurer.  Prior to joining Northwest, he spent seven years at General Motors’ Treasurer’s office in New York.

Northwest Airlines is one of the world’s largest airlines with hubs at Detroit, Memphis, Minneapolis/St. Paul, Tokyo and Amsterdam, and approximately 1,400 daily departures.  Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks.  Northwest and its travel partners serve more than 1,000 cities in excess of 160 countries on six continents.

# # #

For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.